RESOLUTION
                       OF THE BOARDS OF TRUSTEES OF
                  MOSAIC GOVERNMENT MONEY MARKET TRUST,
                             MOSAIC INCOME TRUST,
               MOSAIC EQUITY TRUST, MOSAIC FOCUS FUND TRUST
                         AND MOSAIC TAX-FREE TRUST

                              February 4, 1999


WHEREAS, Rule 483 under the Securities Act of 1933 requires the Trustees to authorize the use of a power of attorney for purposes of signing the annual Form N1-A for each of the Trusts and other such filings; and

WHEREAS, the Trustees of each Trust have previously provided written power of attorney to John Rashke, Esq. of Dewitt Ross & Stevens, SC for purposes of making all necessary filings on behalf of each Trust with the US Securities and Exchange Commission:

NOW, THEREFORE, IT IS RESOLVED, that the use of the powers of attorney from each Trustee dated August 22, 1996 for Mosaic Equity Trust, Mosaic Income Trust, Mosaic Tax-Free Trust and Mosaic Government Money Market Trust (then known as GIT Equity Trust, GIT Income Trust, GIT Tax-Free Trust and Government Investors Trust, repsectively) and dated April 27, 1998 for Mosaic Focus Fund Trust shall be and hereby is authorized and ratified for purposes of all Form N1-A filings under the Securities Act of 1933 or the Investment Company Act of 1940 and any N-14 filings under such acts, if applicable, by each such Trust hereinafter until revoked by the Trustees; and

RESOLVED FURTHER, that the officers of the Trusts are authorized to take such actions as are necessary to effectuate the purposes of the foregoing resolution.